Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Acura Pharmaceuticals, Inc.

Palatine, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S--3 (Nos. 333-210039, 333-146416 and 333-187075) and Form S-8 (Nos. 333-221645, 333-213017, 333-195612, 333-151653, 333-151620, 333-133172, 333-123615, 333-63288, and 33-98396) of Acura Pharmaceuticals, Inc. of our report dated March 30, 2020, relating to the consolidated financial statements which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Acura Pharmaceuticals, Inc.’s ability to continue as a going concern.

/s/ BDO USA, LLP

Chicago, Illinois

March 30, 2020